ADVISOR AGREEMENT

This Advisor Agreement (the "***Agreement***") is entered into between **Deb, Inc.** ("***Company***") and the advisor named on the signature page hereto ("***Advisor***") as of May 25, 2022 ("***Effective Date***"). Company and Advisor agree as follows:

1. Services. Advisor's responsibilities shall include, without limitation, the following activities (hereinafter collectively referred to as "Services"):

a. Provide advisory services to Company related to the development, design, and build of their Compliance Program.

b. Support the Licensing Application Process for each state in the U.S.

c. Design and build of the financial entity's core compliance infrastructure.

See Exhibit A for a more detailed list of services and activities that are deemed in scope under this Agreement. Please note, each project is unique, and the activities required will evolve throughout the life of this agreement. The Exhibit A is based on the known and recognized activities as of the date of this Agreement.

The Services may be performed via telephone and other forms of remote correspondence and may include meetings with personnel and other advisors at times and locations to be mutually agreed upon.

Advisor represents and warrants that at the time of execution of this Agreement, the terms of this Agreement are not inconsistent with any other contractual or legal obligations Advisor may have or with the policies of any institution or company with which Advisor is associated.

2. Consideration.

(a) As consideration due Advisor for the Services:

i. A fixed monthly fee of $5,000.00 USD will be invoiced in advance of service rendered to the Company by the Advisor on the first (1st) day of every month. Monthly service fees are prepaid on the 3rd day of every month. First payment is due upon execution of this Agreement and on the 3rd day of every month thereafter for the remainder of this Agreement.

ii. Company will be invoiced for any out-of-pocket expense preapproved by Company and directly incurred by Advisor during the performance of services. These expenses will be passed through to the Company at actual cost. Electronic copies of the expense receipts must be provided to support the incurred expenses.

iii. Any income taxes levied on payments to be made to Advisor hereunder shall be exclusively borne by Advisor.

iv. The Company is required to pay the invoice within 30 calendar days upon receiving it.

The Parties agree that the payments are to be made via electronic funds transfer sent to a bank account provided by Advisor.

(b) In addition to the fees set forth in Section 2(a)(i), subject to the achievement of certain mutually agreed goals and objectives, detailed in Exhibit A, Advisor shall have the opportunity to earn up to a total of Five Hundred Thousand (500,000) Common Stock Shares of Company (the "***Grant***").

The Grant shall be subject to approval by Company's Board of Directors (the "***Board***") and will be governed by Advisor's grant agreement.

One Hundred percent (100%) of the shares will be issued (1) year from the effective date of this Agreement contingent up on the completion of items in Exhibit A.

Advisor will also be entitled to reimbursement for reasonable, documented expenses for which Advisor receives prior approval from Company.

(c) Advisor will be responsible for payment of all applicable taxes on the Grant and/or the shares issuable thereunder.

2. Ownership. Company owns, and Advisor hereby assigns to Company, all intellectual property and related rights throughout the world that arise in whole or part out of, or in connection with, the Services or any Proprietary Information ("***Inventions***").

3. Proprietary Information. Advisor agrees that all Inventions and other business, technical and financial information (including, without limitation, the identity of and information relating to Company's customers or employees) Advisor obtains from or assigns to Company, or learns in connection with the Services, constitute "***Proprietary Information***." Advisor will hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Advisor will not be so obligated with respect to information that: (i) Advisor can document is or becomes readily publicly available without restriction through no fault of Advisor or (ii) that Advisor knew without restriction prior to its disclosure by Company. Upon termination or as otherwise requested by Company, Advisor will promptly return to Company all items and copies containing or embodying Proprietary Information. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Advisor will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4. Solicitation. Advisor agrees that during the term of this Agreement and for one (1) year thereafter (the "***Restricted Period***"), Advisor will not encourage or solicit any employee or advisor of Company to leave Company for any reason.

5. Exclusivity. The Parties agree and understand that this Agreement is not exclusive and that the Parties are entitled to enter into other similar agreements with other parties.

6. Term and Termination. The term of this Agreement shall commence as of the Effective Date and continue until November 25, 2022 (the "Initial Term"). Thereafter, this Agreement shall automatically renew on a month-to-month basis, unless otherwise agreed in writing by the parties. Either party may terminate this Agreement at any time, for any reason, by giving thirty (30) days' written notice (e-mail to suffice) to the non-terminating party. Sections 2 through 10 of this Agreement, and any remedies for breach of this Agreement, will survive any termination or expiration hereof.

7. Relationship of the Parties; Promotional Rights. Notwithstanding any provision hereof, for all purposes of this Agreement, each party will be and act as an independent contractor and not as a partner, joint venturer, agent, or employee of the other and will not bind nor attempt to bind the other to any contract. Advisor will not be eligible to participate in any of Company's employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company may use and authorize the use of Advisor's name, likeness and biographical information in promotional materials, websites, and the like.

8. No Conflicts. Advisor represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Advisor or right of any third party.

9. Confidentiality. All terms and conditions of this Agreement and any materials provided during the term of the Agreement must be kept confidential by the Advisor unless disclosure is required pursuant to the process of law. Disclosing or using this information for any purpose beyond the scope of this Agreement, or beyond the exceptions set forth above, is expressly forbidden without the prior consent of the Company.

10. Indemnification. Advisor shall not be liable to Company for any loss incurred in the performance of his/her Services hereunder unless caused by Advisor's intentional misconduct. Company agrees, at its sole defense, to indemnify and defend Advisor from and against any damages, claims, or suits by third parties against Advisor arising from the performance of Advisor's Services hereunder unless caused by Advisor's intentional misconduct.

11. Amendments. The Parties agree that any amendments made to this Agreement must be in writing and they must be signed by both Parties to this Agreement. As such, any amendments made by the Parties will be applied to this Agreement.

12. Dispute Resolution. If a dispute arises out of or relates to this contract, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration, litigation, or some other dispute resolution procedure.

13. Miscellaneous. This Agreement and the Services performed hereunder are personal to Advisor, and Advisor will not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so will be void. Any breach or threatened breach of Sections 3, 4, 5, or 6 may cause irreparable harm to Company for which damages would not be an adequate remedy. Therefore, Company will be entitled to injunctive relief with respect to Advisor's breach or threatened breach of such sections, in addition to any other remedies that may be available to Company. This is the entire agreement between the parties with respect to the subject matter hereof, and no changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys' fees. Any notice will be given in writing by first class mail, fax or electronic mail and addressed to the party to be notified at the address below, or at such other address, fax number or e-mail address as the party may designate by seven (7) days' advance written notice to the other party.

[Remainder of page intentionally left blank]

The undersigned have executed this Advisor Agreement as of the date first written above.

COMPANY:

Deb, Inc.

By: *Michael Rosen*

Name: Michael Rosen
Title: Chief Executive Officer
Email: mike@paywithdeb.com
Address: 1001 Yamato Road Suite 100
Boca Raton, FL 33431

ADVISOR:

(Signature)

VSR LLC.

Name (Please Print)

b.flores@vsradvisory.com

Email

Address: VSR LLC
355 S. Grand Ave. Suite 2450
Los Angeles, CA 90071

Appendix A

The scope of **BSA/AML Monthly Advisory Services Plan** includes the following:

Oversight of All Regulatory BSA/AML Compliance Matters which can include:

- Strategic Assistance with all Regulatory Matters
- Assistance with Regulatory Responses, Action Plans, and Deliverables.
- Assistance with Licensing Requirements and Deliverables.
- Assistance with BSA/AML Program Development
- BSA/AML Risk Assessment Guidance
- Annual OFAC Risk Assessment Guidance
- Annual CIP Risk Assessment Guidance
- Assistance with BSA/AML Audit & Regulatory Examination Preparation
- Assistance in Core and BSA/AML Software Review and Selection
- Assistance in Recruitment of Compliance Personnel.

In addition, this agreement includes the following:

Drafting of comprehensive BSA/AML Compliance Program Policies and Procedures which includes the following:

- BSA/AML Policy
- OFAC Policy
- Internal Controls
- Regular, Independent Testing
- Individual BSA Officer
- Training for Employees
- Robust Customer Due Diligence
- Customer Identification Program
- Program to file specific types of SARs (e.g. marijuana SARs)
- Review and approval by senior management and the board.
- Record retention